EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of February 1, 2005, by and between IFT COMPANY, a Delaware Company with offices at the Quorum Business Center, 718 South Military Trail, Deerfield Beach, Florida 33442 (the “Company”), and Michael T. Adams an individual residing at The Preserve at Deer Creek, 370 Jefferson Drive, Deerfield Beach, Florida 33442 (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment, subject to the terms and conditions hereinafter set forth;

WHEREAS, the Company acknowledges that Executive has been working for the Company in various capacities since January 1997 and is currently employed as the Chief Executive Officer under an employment agreement beginning on January 1, 2002 and ending December 31, 2005 (“Prior Agreement”);

WHEREAS, the Company wishes to continue Executive’s employment for an additional period of time, beginning on February 1, 2005 and ending on January 31, 2008, and the Executive wishes to enter into such Agreement, subject to the terms and conditions hereinafter set forth;

WHEREAS, the Prior Agreement between the Company and Executive, except for certain provisions as hereinafter carried forth into this Agreement, shall be terminated in al respects upon execution of this Agreement; and

NOW THEREFORE, the parties hereto, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.     EMPLOYMENT TERM. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment for a period of four (4) years from February 1, 2005 through January 31, 2008, unless sooner terminated in accordance with Section 6 hereof (the “Employment Period”).

2.    POSITION; DUTIES. During the Employment Period, the Executive shall hold the title and position of Chief Executive Officer of the Company and shall have the duties and responsibilities usually vested in such capacity, as determined from time to time by the Chairman of the Board, Board of Directors, and Bylaws.

3.    MANNER OF PERFORMANCE. The Executive shall serve the Company and devote all his business time, his best efforts and all his skill and ability in the performance of his duties hereunder. The Executive shall carry out his duties in a competent and professional manner, to the reasonable satisfaction of the Chairman of the Board and Board of Directors of the Company, shall work with other Executives of the Company and of its affiliates and generally promote the best interests of the Company and its customers. The Executive shall not, in any capacity engage in any activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company or any of its affiliates.

4.    COMPENSATION AND RELATED MATTERS. The Executive’s compensation for his services hereunder shall be as follows:

4.1    Base Compensation. During the Employment Period, Executive shall receive an annual base salary (the "Annual Base Salary") of $108,750, payable in accordance with the Company’s normal payroll practices. Executive’s Annual Base Salary will be reviewed on an annual basis by the Compensation Committee of the Board of Directors and may be increased from time to time, in the discretion of the Compensation Committee. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase) unless agreed to between the parties in writing. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as adjusted from time to time.

4.2    Restricted Common Stock. During the Employment Period, Executive is entitled to earn up to One Million (1,000,000) shares of restricted common stock (“Shares”) of the Company, subject to the following Sales Goal Thresholds being met by the Company:

4.2.1 150,000 Shares upon reaching $ 6 Million in Sales during a calendar year;
4.2.2 150,000 Shares upon reaching $ 12 Million in Sales during a calendar year;
4.2.3 150,000 Shares upon reaching $ 18 Million in Sales during a calendar year;
4.2.4 150,000 Shares upon reaching $ 24 Million in Sales during a calendar year;
4.2.5 150,000 Shares upon reaching $ 30 Million in Sales during a calendar year; and
4.2.6 100,000 Shares upon reaching $ 40 Million in Sales during a calendar year.

4.3    Sales Goals Non-Repetitive. The Sales Goals Thresholds and number of Shares referenced in Section 4.2 are non-repetitive, which means once a particular Sales Goal Threshold has been met during any calendar year, that same Sales Goal is not eligible to be used again for additional shares (e.g. if the Sales Goal in 4.2.1 is met during the 2005 calendar year, then that same opportunity is not available for any other calendar year during the Employment Period). The determination of whether or not a particular Sales Goal Threshold has been met during a given year will be made by the Compensation Committee, subject to adjustment, if any, from the independent audit of the Company’s end of year financial statements, and ratification and approval of such determination by the Board of Directors.

4.4    Gross Profit Margin Requirement. Executive is required to not only meet the Sales Goal Thresholds set forth in Section 4.2 but also a 25% Gross Profit Margin in order to receive the Shares described in Section 4.2. Gross Profit Margin is calculated taking Gross Profit and dividing it by Total Revenue. Notwithstanding the foregoing, at the sole discretion of the Company’s Board of Directors, upon recommendation of the Compensation Committee, the Gross Profit Margin Requirement described in this Section 4.4 may be decreased or waived entirely for an acquisition(s) or merger. This Section 4.4 in no way requires the Corporation to make an acquisition(s) or merge with any other entity.

4.4    Acquisitions and Mergers Calculations. The Corporation is actively searching for synergistic acquisitions and/or merger targets, the full or pro rata amount of Sales immediately prior to the acquisition or merger, are includable towards the Sales Goal Thresholds set forth in Section 4.2, which are calculated at the end of the year in which the acquisition or merger transaction is completed, subject to Section 4.3; except Executive, in his sole discretion, may opt to vest the amount of Shares solely earned from an acquisition or merger, if such acquisition or merger meets one or any of the Sales Goal Thresholds set forth in Section 4.2 upon the close of the transaction.

4.4.1    For illustration purposes: Assume the Corporation acquires or merges with ABC Company, which has $8 Million in Sales for the twelve months immediately prior to being acquired or merged. The Executive opts to take delivery of Shares prior to the end of the year in which the acquisition or merger takes place, pursuant to Section 4.4. The acquisition or merger transaction closes on February 28, 2005. Executive calculates the pro rata per month ($8 Million divided by 12 months to get a pro rata monthly sales figure, which equals $666,667 per month) or two year average per month (the prior two year's average per month sales figures of the ABC Company, which equals $785,000 for March, $923,000 for April, etc.) sales figures plus the pro rata month or two year average month amounts for the remaining months in the 2005 year available for the Corporation to generate sales, which equals $6.67 Million or $7.652 Million, respectively. Executive chooses to use the two year average per month method to determine which Sales Goal Threshold (as described in Section 4.2) has been met. Under this illustration, Executive meets the Sales Goal Threshold described in Section 4.2.1 of $6 M and has earned and vested 150,000 Shares, subject to Sections 4.2 and 4.3. The remaining $1.652 Million ($7.652 Million minus $6 Million) are carried forward towards meeting the next eligible Sales Goal Threshold for 2005 or later.

4.5    Earning and Vesting of Shares. The Shares shall be other compensation to the Executive for his services hereunder and shall be earned and vest immediately upon Executive meeting the Sales Goals Thresholds in Section 4.2, subject to Sections 4.3 and 4.4. The Shares, when vested, shall be subject to the following conditions:

4.5.1    The Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until the restrictions are removed according to the terms of this Agreement or expire.

4.5.2    The Shares shall not be assignable by the Executive or be subject to any claims by creditors until they shall have been earned and vested in accordance with this section. In addition to any other restrictions on the Shares described in this section, which may be incorporated by reference in the stock certificates evidencing the Shares, such certificates shall bear a legend substantially as follows:

"The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended ("Securities Act"). The holder hereof, by acquiring such securities, agrees that such securities may not be resold, pledged or otherwise transferred except pursuant to an effective registration statement duly filed under the Securities Act, or pursuant to an exemption effective under the Securities Act."

4.5.3    The Executive hereby agrees with Company that the holding period set forth in Rule 144 of the Securities Act of 1933, as amended, shall only begin to run, with respect to any Shares, on the date that such Shares are earned and vest in accordance herewith.

4.5.4    Executive shall be entitled to all of the Shares described in Section 4.2, to the extent such Shares are not earned and vested, upon acquisition or merger of the Company where a change-in-control, as such term is defined in Section 7(c), which Shares shall immediately be deemed earned and vested.

4.6    Prior Agreement. In addition to the foregoing, Executive shall be entitled to the remaining benefits under his Prior Agreement as follows:

4.6.1    16,000 shares of restricted common stock of the Company, subject to vesting in 4,000 share increments on a quarterly basis, with the first 4,000 shares vesting on March 31, 2005 and the remaining shares at the end of each calendar year quarter thereafter until the full amount is satisfied.

4.6.2    6,500 incentive stock options of the Company, subject to vesting at the end of the 2005 calendar year, for time served only. The terms of the incentive stock option remain the same as originally granted on January 1, 2002. The Stock Options shall have an exercise price equal to one hundred percent (100%) of the fair market value of Company's common stock as of the date of grant, and, subject to vesting, shall be exercisable at any time, in whole or in part, within five (5) years of the date of grant.

4.7    Compensation and Benefit Programs. During the Employment Period, Executive shall be entitled to participate in the following plans as they may exist from time to time during the term hereof, to wit, any and all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as offered by the Company from time to time to its Executives, including savings, pension, profit-sharing, stock options, and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

4.8    Vacation and Other Benefits. During the Employment Period, Executive shall be entitled to such paid vacation, fringe benefits and perquisites as are provided from time to time by the Company to similarly situated executives. Vacation will be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by Executive hereunder. Notwithstanding the foregoing, as an officer of Company, Executive is expected to utilize his vacation time judiciously and so as not to jeopardize the business of Company. Unused vacation may not be carried forth to the next calendar year without prior written consent by the Company, except that no written consent is required for carrying over a maximum of fourteen days to any subsequent year. The Company shall also provide the Executive reasonable reimbursement of out-of-pocket expenses incurred by him in connection with his duties hereunder, upon submission of appropriate documentation, and an automobile or automobile allowance, which expense or allowance shall not exceed $750 per month, net.

4.9    Adjustments. If the outstanding shares of common stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of common stock (or any stock or securities received with respect to such common stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution with respect to such shares of Common Stock (or any stock or securities received with respect to such common stock), then the number of shares of common stock shall be equitably and appropriately adjusted. Adjustments under this Section 4.9 will be made by the applicable authority, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive. No fractional interests will be issued from any such adjustments. Notice of any adjustment shall be given by Company to Executive and shall be final and binding on Executive.

4.10   Tax Withholding. The Company shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums required for any and all federal, social security, state and local taxes, assessments or charges now applicable or that may be enacted and become applicable in the future.

5.    NON-COMPETITION; NON-DISCLOSURE.

5.1    Non-Competition. During the Employment Period and for a period of twelve (12) months after the termination of the Executive’s employment with the Company for any reason (collectively the “Restriction Period”), the Executive shall not, either directly or indirectly, for himself or any third party, anywhere within or outside the United States (a) engage in or have any interest in any activity that directly or indirectly competes with the business of the Company or of any of its affiliates (which for purposes hereof shall include all subsidiaries or parent companies of the Company, now or in the future during the Employment Period), as conducted at any time during the Employment Period, including without limitation, accepting employment from or providing consulting services to any such competitor, owning any interest in or being a partner, shareholder or owner of any such competitor, (b) solicit, induce, recruit, or cause another person in the employ of the Company or its affiliates or who is a consultant or independent contractor for the Company or its affiliates to terminate his employment, engagement or other relationship with the Company or its affiliates, or (c) solicit or accept business from any individual or entity which shall have obtained the goods or services of, or purchased goods or services from, the Company or its affiliates during the two year period immediately prior to the end of the Employment Period or which otherwise competes with or engages in a business which is competitive with or similar to the business of the Company or any of its affiliates, (d) call on, solicit or accept any business from any of the actual or targeted prospective customers of the Company or its affiliates (the identity of and information concerning which constitute trade secrets and Confidential Information of the Company) on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

5.2    Non-disclosure. The Executive shall not at any time during the term hereof or thereafter divulge, communicate, or use in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law provided that prior to disclosing any such information required by law, Executive shall give prior written notice thereof to Company and provide Company with the opportunity to contest the disclosure. The Executive shall not disclose, without limitation as to time, Confidential Information to any person, firm, Company, association or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of the Company, (ii) during the Employment Period, such information may be disclosed by the Executive as is specifically required by Company in the course of performing his duties for the Company, and (iii) to counsel and other advisers of Company subject to Company’s prior approval and provided that such advisers agree to the confidentiality provisions of this Section 5.2.

5.3    Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Executive during the course of performing work for the Company or its customers (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. All of the foregoing shall also be deemed Confidential Information for the purposes of Section 5.2, above.

5.4    Books and Records. All books, records, and accounts relating in any manner to the Company (i.e., financial information, customer, supplier, vendor identity, etc.), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or otherwise on the Company’s request at any time.

5.5    Definition of Company. Solely for purposes of this Agreement, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

5.6    Acknowledgment by Executive. The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 5 are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the restrictions contained in this Section 5 (including without limitation the geographic area and length of the term of the provisions of this Section 5) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Company is or will be such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 5. The Executive further acknowledges that the restrictions contained in this Section 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns and shall be enforced to the fullest extent of the law applicable at the time that Company deems it necessary or advisable to enforce the restrictive covenants and other provisions of this Section 5.

5.7    Injunctive Relief; Damages. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants in this Section 5, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by the Executive, by injunctions and restraining orders. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

5.8    Severability; Reformation; Independent Covenants. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. Each covenant and agreement of Executive in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Company (including the affiliates thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants or agreements. It is specifically agreed that the periods of restriction during which the agreements and covenants of the Executive made in this Section 5 shall be effective, shall be computed by extending such periods by the amount of time during which the Executive is in violation of any provision of Section 5. The covenants contained in this Section 5 shall not be affected by any breach of any other provision hereof by any party hereto.

5.9    Survival. The obligations of the parties under this Section 5 shall survive the termination of this Agreement.

6.     EARLY TERMINATION OF EXECUTIVE EMPLOYMENT. This Agreement may be terminated by either party before the expiration of the Employment Period for any reason, but subject to the terms, conditions and remedies set forth in this Section 6, which shall provide the sole and exclusive remedy for any such termination.

6.1    Uncompensated Terminations. If the Executive resigns from the Executive's employment hereunder without Cause (as defined in Section 7(a), or if the Company terminates the Executive for Cause (as defined in Section 7(b)), then the Executive shall be entitled to receive a cash sum payment of the portion of Annual Base Salary earned up to and including the Date of Termination (as defined in Section 6.4(b)), and any benefits that have accrued under Sections 4.2 and 4.8 up to and including the Date of Termination. The amount of cash payable to the Executive under this Section 6.1 shall be payable in accordance with the Company's normal payroll practices and any other benefits described in Sections 4.2 through 4.8 will be handled in accordance with the established procedures for each applicable benefit. More particularly, Executive shall be entitled only to (a) such Shares that have actually vested as of the Date of Termination; (b) such Stock Options that he has exercised or entitled to exercise as of the Date of Termination; and (c) such bonuses, if any, that he has earned as of the Date of Termination. Any payments or benefits to which Executive is otherwise entitled under this Section 6.1 shall be subject to setoff to the extent of any claims, which Company has against Executive.

6.2    Compensated Termination. If the Executive resigns for Cause or other than a Change in Control (except for a forced resignation as described in Section 6.3(a)), or is terminated by the Company without Cause, in each case prior to the expiration of the Employment Period, the Executive's employment hereunder shall terminate on the Date of Termination and the Executive shall be entitled to the following:

(a)    the unpaid portion of Salary due the Executive for the period of time through the Date of Termination, payable in accordance with the Company's regular payroll practices;

(b)    a severance cash payment equal to six (6) months of the then current Annual Base Salary of Executive;

(c)    the product of (I) any Sales Goal Thresholds Shares described in Section 4.2 which Executive can show that he reasonably would have received had Executive remained in such Executive capacity with the Company through the end of the calendar year in which occurs Executive’s Date of Termination, multiplied by (II) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, but only to the extent not previously paid; provided that any payments pursuant to this Section 6.2(c) shall be made within 30 days following the end of the calendar year in which occurs Executive’s Date of Termination;

(d)    all of the shares of restricted common stock described in Section 4.6.1, which shares of restricted common stock shall be deemed earned and vested, and any restrictions on such shares of restricted common stock, except as required by applicable law shall immediately lapse and such shares of restricted common stock shall become nonforfeitable. The shares of restricted common stock shall be delivered to Executive within thirty (30) days form the date of termination;

(e)    all of the stock options described in Section 4.6.2, and the number of stock options equal to six (6) months of and any other Company stock options granted to Executive, which stock options shall be deemed vested, and any restrictions on such stock options except as required by applicable law shall immediately lapse and such stock options shall be fully exercisable in accordance with the requirements (except continued employment) of the applicable stock option plans.

(f)    for six (6) months following the Date of Termination, Company shall continue to provide medical and dental benefits only to Executive on the same basis as such benefits are provided during such period to the senior executive officers of Company; provided, however, that if Company’s welfare plans do not permit such coverage, Company will provide Executive the medical benefits (with the same after tax effect) outside of such plans; and

(g)    to the extent not theretofore paid or provided, Company shall timely pay or provide to Executive any other amounts or benefits which Executive is entitled to receive through the Date of Termination under any plan, program, policy or practice or contract or agreement of Company and its affiliates, including accrued vacation to the extent unpaid (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

6.3    Termination Due to Change in Control; Death or Permanent Disability.

(a)    If the Company undergoes a Change in Control (as defined in Section 7(c)), the Executive has 120 days on or following the date of the Change in Control to terminate his employment under this Agreement pursuant to this Section 6.3(a); provided, however, that if the Executive is forced to resign, then Executive shall be entitled to all of the compensation and benefits described in Section 6.2.

(b)    If the Executive becomes Permanently Disabled (as defined in Section 7(e)) or dies prior to the expiration of the Employment Period, the Executive's employment hereunder shall terminate on the Date of Termination.

(c)    If the Executive’s employment is Terminated pursuant to either Sections 6.3(a) (except for a forced resignation) or 6.3(b), the Executive or, in the case of the Executive’s death, the Executive’s beneficiary or other legal representative, shall be entitled to: (i) the unpaid portion of the Annual Base salary described in Section 4.1 due the Executive up to the Date of Termination, which amount shall be payable in accordance with the Company's regular payroll practices, (ii) the Shares described in Section 4.2, in the Compensation Committee’s discretion and 4.6.1, to the extent earned and vested, which restrictions, if any, shall immediately lapse and become nonforfeitable except as otherwise required by law, (iii) all of the shares of restricted common stock described in Section 4.6.1, which shares of restricted common stock shall be deemed earned and vested, and any restrictions on such shares of restricted common stock, except as required by applicable law shall immediately lapse and such shares of restricted common stock shall become nonforfeitable; (iv) all of the stock options described in Section 4.6.2, and the number of stock options equal to six (6) months of and any other Company stock options granted to Executive, which stock options shall be deemed vested, and any restrictions on such stock options except as required by applicable law shall immediately lapse and such stock options shall be fully exercisable in accordance with the requirements (except continued employment) of the applicable stock option plans; and (v) continuation of medical and dental benefits to Executive’s spouse and/or eligible dependents, if any, for six (6) months, on the same basis as such benefits are provided during such period to the senior executive officers of Company; provided, however, that if Company’s welfare plans do not permit such coverage, Company will provide Executive the medical benefits (with the same after tax effect) outside of such plans, and (vi) to the extent not theretofore paid or provided, any unpaid vacation pay or expense reimbursement or other applicable Other Benefits.

6.4    Notice and Date of Termination.

(a)    Any termination of the Executive's employment hereunder by the Company or the Executive (other than termination due to the Executive's death) shall be communicated by a written "Notice of Termination" to the other Party in accordance with Section 11 hereof. A Notice of Termination shall indicate the specific provision of Section 6 relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(b)    "Date of Termination" shall mean

(i)    If the Executive resigns, the date that the Executive sets forth as his last day, but not later than thirty (30) days after the date Executive sends the Notice and, subject to Company’s right to accelerate the Date of Termination to any earlier date;

(ii)   If the Executive's employment hereunder is terminated by the Company, the date specified in the Notice of Termination, which shall be such date determined by the Company; provided, however, that if such termination by the Company is for Cause, the Date of Termination shall not be earlier than the expiration of any applicable remedy period and no later than sixty (60) days following the Notice of Termination;

(iii)          If the Executive's employment hereunder is terminated due to the Executive becoming Permanently Disabled, the date the Company reasonably determines that he has become Permanently Disabled;

(iv)          If the Executive's employment hereunder is terminated due to death, the date of death; or

(v)   If the Executive's employment hereunder is terminated by reason of the expiration of the Employment Period, the date determined or set forth in Section 1.

6.5    Company’s Rights Not Prejudiced. Notwithstanding anything to the contrary in this Agreement, any payments or distributions of Shares, restricted common stock, stock options or Other Benefits of any nature which Company makes to Executive shall be without prejudice to Company’s rights to assert any claims that Company has or may have against Executive.

7.      DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

(a)    "Cause," when used by the Executive as the basis for resigning from his employment hereunder, shall mean: (i) the Company's willful, material breach of any material obligation of the Company under this Agreement, after giving the Company notice of such breach and thirty (30) days to cure such breach; or (ii) the occurrence of a Change in Control (as defined below), subject to Section 6.3(a).

(b)    "Cause," when used by the Company as a basis for terminating the Executive's employment hereunder, shall mean: (i) the Executive's willful, material breach of any material obligation of the Executive under this Agreement, including unreasonable failure or refusal to perform the duties required of him, after giving the Executive notice of such breach and thirty (30) days to cure such breach; (ii) any willful misconduct in connection with his employment that could materially impair the financial condition or reputation of the Company; or (iii) the Executive's conviction for, or plea of guilty or nolo contendre (or similar plea) to any criminal offense that is a felony or includes fraud as an element of the offense.

(c)    "Change in Control" means the following and shall be deemed to occur if any of the following events occur:

(i)    Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person"), is or becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act (a "Beneficial Owner"), directly or indirectly, of securities of the Company representing (i) 20% or more of the combined voting power of the Company's then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within thirty (30) days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Company's then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

(ii)    Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Director Plan, be considered as though such person were a member of the Incumbent Board of the Company;

(iii)   The consummation of a merger, consolidation or reorganization involving the Company, other than one which satisfies both of the following conditions:

(A)    a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Company or such other entity resulting from the merger, consolidation or reorganization (the "Surviving Company") outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Company's voting securities immediately before such merger, consolidation or reorganization, and

(B)    a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; or

(iv)     The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets.

Notwithstanding the preceding provisions of this Paragraph (c), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Paragraph (c) is (1) an underwriter or underwriting syndicate that has acquired any of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities, (2) the Company or any subsidiary of the Company or (3) an employee stock ownership plan or other employee benefit plan maintained by the Company that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Paragraph (c), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Paragraph (c) becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur.

(d)    "Disability" means Executive’s absence from his duties with Company on a full-time basis for 90 days during any consecutive twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by Company and acceptable to Executive. If Company determines in good faith that Executive’s Disability has occurred during the Employment Period, it may give Executive written notice in accordance with Section 6.4(a) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment shall terminate effective on the thirtieth (30th) day after Executive’s receipt of such notice (the "Disability Effective Date"), unless, within the thirty (30) days after such receipt, Executive shall have been cleared by the physician to return to work and has returned to full-time performance of his duties.

(e)    "Permanently Disabled" shall mean when, and only when, the Executive is unable, by reason of illness or accident, to perform, for a continuous 180-day period, the material elements of his duties hereunder, and the Company has reasonably determined, based upon medical documentation, that the Executive for such reason is unlikely to be able to resume such duties in the foreseeable future.

8.    ASSIGNMENT. Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

9.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida. Venue for any action brought hereunder shall be exclusively in Broward County, Florida and the parties hereto waive any claim that such forum is inconvenient.

10.    ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, except for the items carried forth and described in Section 4.6 hereinabove related to the Prior Agreement. This Agreement may not be modified in any way unless by written instrument signed by both the Company and the Executive.

11.    NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to its General Counsel and Corporate Secretary at Quorum Business Center, Deerfield Beach, Florida 33442 with a copy to Sader & LeMaire, P.A., 1901 West Cypress Creek Road, Suite 415, Fort Lauderdale, Florida 33309, Attention: Robert L. Sader, Esquire, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

12.    BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

13.    SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect  the enforceability of the remaining portions of this Agreement or any part thereof. If any invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

14.    WAIVER. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

15.    CONSTRUCTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the drafting hereof, each party having been given the opportunity to be represented by counsel of their choice in connection with the negotiation of this Agreement.

16.    SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.    SINGULAR, PLURAL; GENDER. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

18.    NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

19.    EMPLOYEE HANDBOOK; OTHER INSTRUMENTS. The provisions of this Agreement shall, to the extent of any conflict, supercede and take precedence over any provisions of the Company’s employee handbook, as it exists from time to time, or any other existing or future agreements or instruments pertaining to or governing the rights and obligations of the parties to one another insofar as permissible under applicable laws.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WITNESS		IFT CORPORATION

/s/ Donna P. Degnen	By	/s/ Richard J. Kurtz

	Name:	Richard J. Kurtz

	Title:	Chairman of the Board

WITNESS

/s/ Sharmeen Hugue	By	/s/ Michael T. Adams

	Name:	Michael T. Adams